Exhibit 99.1

Global Partners Reports Second-Quarter 2017 Financial Results

  Net income of $2.4 million
  EBITDA of $51.3 million
  Distributable cash flow of $21.8 million

WALTHAM, Mass.--(BUSINESS WIRE)--August 9, 2017--Global Partners LP (NYSE: GLP) today reported financial results for the second quarter ended June 30, 2017.

“Our second-quarter results underscore our ability to leverage our retail expertise and our position as a leading wholesale fuel supplier and terminal operator,” said Eric Slifka, President and CEO of Global Partners. “Given the successful execution of strategic initiatives over the past year, the Partnership is positioned with increased financial flexibility to pursue organic growth opportunities and M&A.”

Net income attributable to the Partnership in the second quarter of 2017 was $2.4 million, or $0.07 per diluted limited partner unit, compared with a net loss attributable to the Partnership of $7.3 million, or $0.22 per limited partner unit, in the second quarter of 2016.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter of 2017 was $51.3 million compared with EBITDA of $41.3 million in the comparable period of 2016. Adjusted EBITDA was $53.7 million in the second quarter of 2017 compared with Adjusted EBITDA of $43.8 million in the same period of 2016.

Distributable cash flow (DCF) in the second quarter of 2017 was $21.8 million compared with DCF of $14.2 million in the same period of 2016. For the three months ended June 30, 2017, DCF includes a $2.4 million net loss on sale and disposition of assets. For the comparable period of 2016, DCF includes $2.2 million in impairment charges and a $0.4 million net loss on sale and disposition of assets.

Gross profit in the second quarter of 2017 was $135.4 million compared with $129.3 million for the comparable period of 2016. Combined product margin, which is gross profit minus depreciation allocated to cost of sales, was $157.8 million and $154.5 million for the second quarters of 2017 and 2016, respectively.

The Gasoline Distribution and Station Operations (GDSO) segment product margin was $122.5 million in the second quarter of 2017 versus $116.3 million in the comparable period of 2016 due to stronger fuel margins, as wholesale gasoline prices declined during the second quarter of 2017. By contrast, in the first two months of last year’s second quarter, wholesale gasoline prices increased.

Wholesale segment product margin was $31.2 million in the second quarter of 2017 compared with $32.8 million in the second quarter of 2016. This decrease was primarily due to less favorable market conditions in gasoline and other oils and related products, partly offset by revenue related to a crude oil take-or-pay contract with one particular customer and a decrease in railcar lease expense as a result of the Partnership’s early termination of a sublease in December 2016.

Commercial segment product margin was $4.1 million in the second quarter of 2017 compared with $5.5 million for the same period in 2016. The year-over-year decrease was primarily due to the sale of the natural gas marketing and electricity brokerage businesses in February 2017.

Sales were $2.1 billion in the second quarters of 2017 and 2016. Wholesale segment sales were $944.7 million compared with $1.1 billion in the second quarter of 2016. Sales in the GDSO segment were $947.6 million in the second quarter of 2017 versus $916.7 million for the same period in 2016. Commercial segment sales were $197.3 million compared with $156.4 million in the second quarter of 2016.

Wholesale segment volume was 638.6 million gallons in the second quarter of 2017 compared with 758.2 million gallons for the same period of 2016. The decrease was primarily due to lower volumes of crude oil, gasoline and gasoline blendstocks.

Volume in the GDSO segment was 405.4 million gallons in the second quarter of 2017, compared with 403.6 million gallons in the second quarter of 2016.

Commercial segment volume was 130.9 million gallons compared with 115.3 million gallons in the second quarter of 2016.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended June 30, 2017 and 2016.

Recent Developments

  Global’s Board of Directors announced a quarterly cash distribution of $0.4625 per unit, or $1.85 per unit on an annualized basis, on all of its outstanding common units for the period from April 1 to June 30, 2017. The distribution will be paid August 14, 2017 to unitholders of record as of the close of business on August 9, 2017.

Business Outlook

“Looking ahead, we are focused on making investments that further enhance the value of our asset portfolio, increase our operational efficiencies and drive long-term profitability,” Slifka said.

With respect to forecasting 2017 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the divestiture program of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

For full-year 2017, Global affirms its outlook for EBITDA in the range of $190 million to $220 million, which guidance excludes the gain or loss on the sale and disposition of assets and any impairment charges. The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2017 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)

(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the Partnership’s partnership agreement determines its ability to make cash distributions on incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain or support an increase in quarterly cash distribution. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners is a midstream logistics and marketing master limited partnership that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. With approximately 1,500 locations, primarily in the Northeast, Global is one of the largest regional independent owners, suppliers and operators of gasoline stations and convenience stores. Global is also one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is also engaged in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Sales	$2,089,530	$2,146,199	$4,360,314	$3,897,011
Cost of sales	1,954,168	2,016,857	4,084,925	3,637,610
Gross profit	135,362	129,342	275,389	259,401

Costs and operating expenses:
Selling, general and administrative expenses	34,679	36,640	71,466	71,624
Operating expenses	71,169	75,891	138,382	148,127
Amortization expense	2,260	2,359	4,521	4,868
Net loss (gain) on sale and disposition of assets and impairment charges	2,381	375	(9,481)	6,480
Long-lived asset impairment	-	2,155	-	2,155
Total costs and operating expenses	110,489	117,420	204,888	233,254

Operating income	24,873	11,922	70,501	26,147

Interest expense	(21,923)	(21,015)	(45,210)	(43,995)

Income (loss) before income tax (expense) benefit	2,950	(9,093)	25,291	(17,848)

Income tax (expense) benefit	(959)	550	(795)	1,470

Net income (loss)	1,991	(8,543)	24,496	(16,378)

Net loss attributable to noncontrolling interest	383	1,233	824	2,044

Net income (loss) attributable to Global Partners LP	2,374	(7,310)	25,320	(14,334)

Less: General partner's interest in net income (loss), including incentive distribution rights
	16	(49)	170	(96)

Limited partners' interest in net income (loss)	$2,358	$(7,261)	$25,150	$(14,238)

Basic net income (loss) per limited partner unit (1)	$0.07	$(0.22)	$0.75	$(0.42)

Diluted net income (loss) per limited partner unit (1)	$0.07	$(0.22)	$0.75	$(0.42)

Basic weighted average limited partner units outstanding	33,554	33,518	33,554	33,518

Diluted weighted average limited partner units outstanding (2)	33,652	33,518	33,619	33,518

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

(2) Basic units were used to calculate diluted net loss per limited partner unit for the three and six months ended June 30, 2016, as using the effects of phantom units would have an anti-dilutive effect on net loss per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$5,922	$10,028
Accounts receivable, net	260,906	421,360
Accounts receivable - affiliates	3,846	3,143
Inventories	370,364	521,878
Brokerage margin deposits	9,413	27,653
Derivative assets	6,168	21,382
Prepaid expenses and other current assets	74,161	70,022
Total current assets	730,780	1,075,466

Property and equipment, net	1,054,584	1,099,899
Intangible assets, net	59,965	65,013
Goodwill	291,843	294,768
Other assets	60,408	28,874

Total assets	$2,197,580	$2,564,020

Liabilities and partners' equity
Current liabilities:
Accounts payable	$195,734	$320,262
Working capital revolving credit facility - current portion	99,100	274,600
Environmental liabilities - current portion	5,334	5,341
Trustee taxes payable	102,330	101,166
Accrued expenses and other current liabilities	54,316	70,443
Derivative liabilities	4,150	27,413
Total current liabilities	460,964	799,225

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	200,700	216,700
Senior notes	660,463	659,150
Environmental liabilities - less current portion	53,925	57,724
Financing obligations	152,479	152,444
Deferred tax liabilities	65,338	66,054
Other long-term liabilities	61,046	64,882
Total liabilities	1,804,915	2,166,179

Partners' equity
Global Partners LP equity	388,489	392,655
Noncontrolling interest	4,176	5,186
Total partners' equity	392,665	397,841

Total liabilities and partners' equity	$2,197,580	$2,564,020

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$18,608	$26,612	$33,993	$42,974
Crude oil	4,761	(9,648)	11,653	(12,021)
Other oils and related products	7,828	15,804	37,701	41,053
Total	31,197	32,768	83,347	72,006
Gasoline Distribution and Station Operations segment:
Gasoline distribution	79,283	66,999	146,438	132,386
Station operations	43,242	49,267	82,137	92,192
Total	122,525	116,266	228,575	224,578
Commercial segment	4,124	5,480	8,313	12,390
Combined product margin	157,846	154,514	320,235	308,974
Depreciation allocated to cost of sales	(22,484)	(25,172)	(44,846)	(49,573)
Gross profit	$135,362	$129,342	$275,389	$259,401

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA
Net income (loss)	$1,991	$(8,543)	$24,496	$(16,378)
Net loss attributable to noncontrolling interest	383	1,233	824	2,044
Net income (loss) attributable to Global Partners LP	2,374	(7,310)	25,320	(14,334)
Depreciation and amortization, excluding the impact of noncontrolling interest	26,036	28,146	51,887	55,682
Interest expense, excluding the impact of noncontrolling interest	21,923	21,015	45,210	43,995
Income tax expense (benefit)	959	(550)	795	(1,470)
EBITDA	51,292	41,301	123,212	83,873
Net loss (gain) on sale and disposition of assets and impairment charges	2,381	375	(9,481)	6,480
Long-lived asset impairment	-	2,155	-	2,155
Adjusted EBITDA	$53,673	$43,831	$113,731	$92,508

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$92,362	$(6,467)	$209,927	$(59,983)
Net changes in operating assets and liabilities and certain non-cash items	(63,822)	27,204	(132,518)	101,554
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(130)	99	(202)	(223)
Interest expense, excluding the impact of noncontrolling interest	21,923	21,015	45,210	43,995
Income tax expense (benefit)	959	(550)	795	(1,470)
EBITDA	51,292	41,301	123,212	83,873
Net loss (gain) on sale and disposition of assets and impairment charges	2,381	375	(9,481)	6,480
Long-lived asset impairment	-	2,155	-	2,155
Adjusted EBITDA	$53,673	$43,831	$113,731	$92,508

Reconciliation of net income (loss) to distributable cash flow
Net income (loss)	$1,991	$(8,543)	$24,496	$(16,378)
Net loss attributable to noncontrolling interest	383	1,233	824	2,044
Net income (loss) attributable to Global Partners LP	2,374	(7,310)	25,320	(14,334)
Depreciation and amortization, excluding the impact of noncontrolling interest	26,036	28,146	51,887	55,682
Amortization of deferred financing fees and senior notes discount	1,780	1,866	3,671	3,638
Amortization of routine bank refinancing fees	(1,063)	(1,168)	(2,230)	(2,245)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(7,338)	(7,286)	(12,685)	(12,112)
Distributable cash flow (1)(2)	$21,789	$14,248	$65,963	$30,629

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$92,362	$(6,467)	$209,927	$(59,983)
Net changes in operating assets and liabilities and certain non-cash items	(63,822)	27,204	(132,518)	101,554
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(130)	99	(202)	(223)
Amortization of deferred financing fees and senior notes discount	1,780	1,866	3,671	3,638
Amortization of routine bank refinancing fees	(1,063)	(1,168)	(2,230)	(2,245)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(7,338)	(7,286)	(12,685)	(12,112)
Distributable cash flow (1)(2)	$21,789	$14,248	$65,963	$30,629

(1) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(2) Distributable cash flow includes a net loss on sale and disposition of assets of $2.4 million and $0.4 million for the three months ended June 30, 2017 and 2016, respectively, and $4.7 million and $6.5 million for the six months ended June 30, 2017 and 2016, respectively. For each of the three and six months ended June 30, 2016, distributable cash flow also includes a long-lived asset impairment of $2.2 million. Excluding these charges, distributable cash flow would have been $24.2 million and $16.8 million for the three months ended June 30, 2017 and 2016, respectively, and $70.7 million and $39.3 million for the six months ended June 30, 2017 and 2016, respectively. For the six months ended June 30, 2017, distributable cash flow also includes a $14.2 million gain on the sale of the Partnership's natural gas marketing and electricity brokerage businesses in February 2017.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary